Exhibit 99.1

12600 Hill Country Blvd. Suite R-100, Austin, Texas 78738 Telephone: 512-538-2300 Fax: 512-538-2333 www.shpreit.com

NEWS RELEASE

SUMMIT HOTEL PROPERTIES COMPLETES NEW $450 MILLION UNSECURED CREDIT FACILITY

Austin, Texas, January 20, 2016 --- Summit Hotel Properties, Inc., (NYSE: INN) (the “Company”) announced today that it had successfully closed on a new $450 million unsecured credit facility. The increased credit facility is comprised of a $300 million unsecured revolving line of credit and a $150 million unsecured term loan and replaces the Company’s existing $300 million unsecured credit facility.

“I am very pleased with the successful execution of our new credit facility and the continued support of our bank group,” said Greg Dowell, Executive Vice President and Chief Financial Officer. “We have significantly expanded our facility under desirable terms while ensuring that our debt maturities are attractively staggered with less than 10 percent of our total debt maturing through 2018.”

The $300 million revolving line of credit matures in March 2020 and can be extended to March 2021 at the Company’s option, subject to certain conditions. The $150 million term loan matures in March 2021. The new credit facility includes a $150 million accordion feature that will allow the Company to request additional lender commitments up to a total of $600 million. The interest rate on the credit facility is based on a pricing grid ranging from 145 basis points to 220 basis points plus LIBOR for the $150 million term loan and 150 basis points to 225 basis points plus LIBOR for the $300 million revolving line of credit, depending upon the Company’s leverage ratio.

Proceeds from the $150 million term loan were applied to the Company’s former $75 million unsecured term loan and $225 million unsecured revolving line of credit. There was $20 million outstanding and $280 million available on the Company’s $300 million line of credit at closing. The Company currently has 47 hotels, equal to 53% of the total portfolio hotel EBITDA, which are deemed to be unencumbered assets supporting the new credit facility.

The credit facility was arranged by Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Regions Capital Markets as Joint Lead Arrangers. Deutsche Bank AG New York Branch will serve as the Administrative Agent while Bank of America, N.A. and Regions Bank will serve as Syndication Agents. Royal Bank of Canada, U.S. Bank National Association, PNC Bank, National Association, and KeyBank National Association will serve as Documentation Agents with Raymond James Bank, N.A., and Branch Banking and Trust Company as participating Lenders.

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About Summit Hotel Properties

Summit Hotel Properties, Inc., is a publicly-traded real estate investment trust focused primarily on owning premium-branded, select-service hotels in the upscale and upper midscale segments of the lodging industry. As of December 31, 2015, the Company’s portfolio consisted of 87 hotels with a total of 11,420 guestrooms located in 24 states.

For additional information, please visit the Company’s website, www.shpreit.com.

Contact:

Adam Wudel

Vice President - Finance

Summit Hotel Properties

(512) 538-2325

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would,” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: the Company’s ability to realize embedded growth from the deployment of renovation capital; projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, FFO and AFFO; the Company’s outlook with respect to pro forma RevPAR, pro forma RevPAR growth, RevPAR, RevPAR growth, AFFO, AFFO per diluted unit and renovation capital deployed; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC, and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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